Exhibit 99

NEWS

The Sherwin-Williams Company	• 101 W. Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2000

The Sherwin-Williams Company Reports 2020 Second Quarter Financial Results

•	Consolidated net sales decreased 5.6% in the quarter to $4.60 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months decreased 6.9% in the quarter

•	Diluted net income per share increased to $6.48 per share in the quarter compared to $5.03 per share in the second quarter 2019

•

Excluding the impact of acquisition-related amortization expense, diluted net income per share increased to $7.10 per share in the quarter versus $6.57 per share in the second quarter 2019, excluding the impact of acquisition-related costs and other adjustments

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 6.2% in the quarter to $979.0 million, or 21.3% of sales

•	Net operating cash increased 42% year-to-date to $1.07 billion, or 12.3% of sales

•

Increasing FY20 diluted net income per share guidance to a range of $19.21 to $20.71 per share, including acquisition-related amortization expense of $2.54 per share. Prior FY20 guidance was $16.46 to $18.46 per share, including acquisition-related amortization expense of $2.54 per share

CLEVELAND, July 28, 2020 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2020. Compared to the same period in 2019, consolidated net sales decreased $273.8 million, or 5.6%, to $4.60 billion in the quarter and decreased $168.0 million, or 1.9%, to $8.75 billion in the first six months. The decrease in the quarter was due primarily to impacts of COVID-19, which caused demand softness in some end markets in The Americas Group and the Performance Coatings Group, and unfavorable currency translation rate changes, partially offset by higher sales to most of the Consumer Brands Group’s retail customers. The estimated impact from COVID-19 on consolidated net sales during the quarter and first six months was 8.2% and 5.2%, respectively. Currency translation rate changes decreased consolidated net sales by 1.5% in the second quarter and 1.4% in the first six months. Diluted net income per share increased to $6.48 per share in the second quarter compared to $5.03 per share in the second quarter of 2019. Second quarter 2020 included a charge of $.62 per share for acquisition-related amortization expense. Second quarter 2019 included charges of $.63 per share for acquisition-related amortization expense, $.12 per share for integration costs and $.79 per share for a tax credit investment loss. Diluted net income per share increased to $9.93 per share in the first six months compared to $7.65 per share in the same period in 2019. The first six months of 2020 included a charge of $1.24 per share for acquisition-related amortization expense. The first six months of 2019 included charges of $1.27 per share for acquisition-related amortization expense, $.19 per share for integration costs, $.79 per share for a tax credit investment loss and $.27 per share for pension settlement expense.

Net sales in The Americas Group decreased 8.4% to $2.52 billion in the quarter and decreased 1.7% to $4.83 billion in the first six months due primarily to the impacts of COVID-19 on demand in most end market segments served, partially offset by higher DIY paint sales in the U.S. and Canada. Net sales from stores in the U.S. and Canada open for more than twelve calendar months decreased 6.9% and 0.7% in the quarter and first six months, respectively, over last year’s comparable periods. Segment profit decreased $12.7 million to $599.7 million in the quarter due primarily to lower paint sales volume, partially offset by moderating raw material costs and good cost control. Segment profit increased $44.5 million to $988.0 million in the first six months primarily due to strong first quarter sales volume momentum realized prior to COVID-19 and favorable customer and product mix. Segment profit as a percent of net sales increased to 23.8% in the second quarter compared to 22.2% in the second quarter last year, and increased to 20.5% in the first six months compared to 19.2% in the first six months last year, primarily due to favorable customer and product mix and good cost control.

Net sales of the Consumer Brands Group increased 21.8% to $980.2 million in the quarter and increased 9.8% to $1.60 billion in the first six months. The increase in the quarter and first six months was due primarily to higher volume sales to most of the group’s North American and European retail customers, partially offset by softer sales in Asia Pacific. Segment profit increased to $237.4 million in the quarter from $140.7 million in the second quarter last year due primarily to higher volume sales, moderating raw material costs, good cost control and actions taken over the past year to improve our international operating margins. Segment profit as a percent of net external sales increased in the quarter to 24.2% from 17.5% in the second quarter last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 230 basis points in the second quarter 2020 compared to 280 basis points in the second quarter of 2019. In the first six months, segment profit increased to $320.9 million from $228.6 million in the first six months last year primarily due to higher volume sales, moderating raw material costs, good cost control and actions taken over the past year to improve our international operating margins. Segment profit as a percent of net external sales in the first six months was 20.0% compared to 15.7% in the first six months last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 280 basis points in the first six months compared to 310 basis points in the first six months of 2019.

The Performance Coatings Group’s net sales decreased 16.5% to $1.10 billion in the quarter and decreased 9.0% to $2.32 billion in the first six months. The decrease in both the quarter and first six months was due primarily to softer end market demand in most businesses, partially due to the impacts of COVID-19, and unfavorable currency translation rate changes, partially offset by increased sales in the packaging division within our Performance Coatings Group in all regions. Currency translation rate changes decreased the group’s net sales by 3.0% and 2.6% in the quarter and first six months, respectively. Segment profit decreased in the second quarter to $97.4 million from $150.3 million in the second quarter last year and to $211.1 million in the first six months from $249.0 million in the first six months last year due primarily to sales volume decreases, partially offset by moderating raw material costs and good cost control. Segment profit as a percent of net external sales decreased in the quarter to 8.9% from 11.4% in the second quarter last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 470 basis points in the second quarter 2020 compared to 410 basis points in the second quarter of 2019. Segment profit as a percent of net external sales decreased in the first six months to 9.1% from 9.8% in the first six months last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 460 basis points in the first six months compared to 420 basis points in the first six months of 2019.

The Company generated $1.07 billion in net operating cash during the first six months of 2020, an increase of 42% compared to the same period in 2019, primarily driven by an increase in earnings and improved working capital management. The Company’s liquidity position remained strong with $188.1 million in cash and $2.96 billion of unused capacity under its revolving credit facilities at June 30, 2020. Our leverage ratio measured as total debt to adjusted EBITDA improved to 2.8 times in the second quarter of 2020 compared to 3.3 times in the second quarter of 2019. The Company purchased 1,700,000 shares of its common stock in the first six months, and at June 30, 2020, had remaining authorization to purchase 6.75 million shares of its common stock through open market purchases.

Commenting on the results, John G. Morikis, Chairman and Chief Executive Officer, said, “My sincere thanks goes to our entire global team for their resilience and determination in bringing solutions to our customers under very challenging circumstances this quarter. Consolidated net sales improved sequentially in each month of the quarter, led by unprecedented demand for architectural DIY paint in North America. While sales were down by a mid-single digit percentage overall, favorable customer and product mix, lower input costs and strong spending controls enabled us to deliver significantly improved performance compared to last year’s second quarter. Gross margin expanded 330 basis points to 48%, and adjusted earnings per share increased 8.1% to $7.10 per share. Adjusted EBITDA grew 6.2% to $979.0 million, or 21.3% of sales, compared to 18.9% in second quarter last year.

“In The Americas Group, our teams adjusted quickly to meet customer demand while we temporarily shifted to curbside pickup and delivery, and delivered better than expected sales and profit results with sequential improvement through the quarter. In the Consumer Brands Group, higher volume sales through the Group’s North American retail customers resulted in a 21% sales gain and improved segment profit. In the Performance Coatings Group, softening industrial demand and the impact of COVID-19 affected most of the end markets and all of the geographies served.

“We anticipate sequential improvement in demand for the third quarter compared to the second quarter with demand softness continuing in some end markets in the U.S. and global environments for the remainder of 2020. Given the trends and indicators we see at this time, we anticipate third quarter 2020 consolidated net sales will be up or down low single digits versus the third quarter of 2019.

“For the full year 2020, we now expect full year consolidated net sales will be approximately flat to last year. Our revised sales guidance continues to reflect uncertainties in the timing and pace of improvement in the U.S. and global environments. Considering our revised sales guidance, we are increasing our diluted net income per share guidance for 2020 to be in the range of $19.21 to $20.71 per share compared to our previous guidance of $16.46 to $18.46 per share and compared to $16.49 per share earned in 2019. Full year 2020 earnings per share guidance includes acquisition-related amortization expense of approximately $2.54 per share. Full year 2019 earnings per share included acquisition-related costs of $3.21 per share and other adjustments of $1.42 per share.”

Conference call information

The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2020, at 11:00 a.m. EDT on Tuesday, July 28, 2020. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/events-and-presentations, then click on the webcast icon following the reference to the July 28th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe, Asia and Australia. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding certain Valspar acquisition-related costs and other adjustments. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020			Year Ended December 31, 2020 (after-tax guidance)
	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax	Low	High

Diluted net income per share			$6.48			$9.93	$19.21	$20.71

Acquisition-related amortization expense (2)	$.82	$.20	.62	$1.63	$.39	1.24	2.54	2.54

Adjusted diluted net income per share			$7.10			$11.17	$21.75	$23.25

	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019			Year Ended December 31, 2019
	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax

Diluted net income per share			$5.03			$7.65			$16.49

Trademark impairment							$1.31	$.31	1.00
Brazil indirect tax credit							(.54)	(.18)	(.36)
California litigation expense provision reduction							(.37)	(.09)	(.28)
Tax credit investment loss		$(.79)	.79		$(.79)	.79		(.79)	.79
Pension plan settlement expense				$.35	.08	.27	.35	.08	.27

Total other adjustments	—	(.79)	.79	.35	(.71)	1.06	.75	(.67)	1.42

Integration costs (3)	$.15	.03	.12	.24	.05	.19	.88	.19	.69
Acquisition-related amortization expense (2)	.82	.19	.63	1.64	.37	1.27	3.29	.77	2.52

Total acquisition-related costs	$.97	$.22	.75	$1.88	$.42	1.46	$4.17	$.96	3.21
Adjusted diluted net income per share			$6.57			$10.17			$21.12

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.

(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

(3)

Integration costs consist primarily of professional service expenses, salaries and other employee-related expenses dedicated directly to the integration effort, and severance expense. These costs are included in Selling, general and administrative and other expenses and Cost of goods sold.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition and other adjustments. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to EBITDA for 2020 and Adjusted EBITDA for 2019.

(millions of dollars)
	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Net income	$321.7	$595.9	$917.6
Interest expense	86.2	88.1	174.3
Income taxes	70.6	151.5	222.1
Depreciation	66.5	66.1	132.6
Amortization	78.1	77.4	155.5

EBITDA	$623.1	$979.0	$1,602.1

	Three Months Ended March 31, 2019	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Net income	$245.2	$471.0	$716.2
Interest expense	91.0	89.2	180.2
Income taxes	53.7	204.7	258.4
Depreciation	64.7	65.0	129.7
Amortization	78.8	78.1	156.9

EBITDA	533.4	908.0	1,441.4
Pension plan settlement expense	32.4		32.4
Integration costs	9.3	13.5	22.8

Adjusted EBITDA	$575.1	$921.5	$1,496.6

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$4,604.0	$4,877.8	$8,750.7	$8,918.7
Cost of goods sold	2,395.1	2,696.4	4,652.1	5,002.2
Gross profit	2,208.9	2,181.4	4,098.6	3,916.5
Percent to net sales	48.0%	44.7%	46.8%	43.9%
Selling, general and administrative expenses	1,291.3	1,331.3	2,598.9	2,575.3
Percent to net sales	28.0%	27.3%	29.7%	28.9%
Other general (income) expense - net	(1.1)	7.2	2.6	6.7
Amortization	77.4	78.1	155.5	156.9
Interest expense	88.1	89.2	174.3	180.2
Interest and net investment income	(0.6)	(0.6)	(1.2)	(1.0)
Other expense - net	6.4	0.5	28.8	23.8

Income before income taxes	747.4	675.7	1,139.7	974.6
Income taxes	151.5	204.7	222.1	258.4

Net income	$595.9	$471.0	$917.6	$716.2

Net income per common share:
Basic	$6.59	$5.13	$10.11	$7.80
Diluted	$6.48	$5.03	$9.93	$7.65

Weighted average shares outstanding:
Basic	90,469,663	91,775,295	90,772,818	91,864,062
Diluted	91,952,798	93,561,725	92,437,775	93,566,627

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2020		2019
	Net External Sales	Segment Profit (Loss)	Net External Sales	Segment Profit (Loss)
Three Months Ended June 30:
The Americas Group	$2,523.7	$599.7	$2,756.0	$612.4
Consumer Brands Group	980.2	237.4	804.5	140.7
Performance Coatings Group	1,099.8	97.4	1,317.0	150.3
Administrative	0.3	(187.1)	0.3	(227.7)

Consolidated totals	$4,604.0	$747.4	$4,877.8	$675.7

Six Months Ended June 30:
The Americas Group	$4,829.2	$988.0	$4,910.9	$943.5
Consumer Brands Group	1,602.5	320.9	1,459.0	228.6
Performance Coatings Group	2,317.4	211.1	2,547.8	249.0
Administrative	1.6	(380.3)	1.0	(446.5)

Consolidated totals	$8,750.7	$1,139.7	$8,918.7	$974.6

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

(millions of dollars)

	June 30,
	2020	2019
Cash	$188.1	$145.6
Accounts receivable, net	2,472.5	2,659.1
Inventories	1,788.6	1,894.9
Other current assets	434.0	390.4
Short-term borrowings	(559.5)	(808.8)
Current portion of long-term debt	(0.7)	(1,437.8)
Current portion of operating lease liabilities	(369.4)	(361.7)
Accounts payable	(1,848.4)	(2,067.9)
Other current liabilities	(1,681.6)	(1,666.4)

Working capital	423.6	(1,252.6)
Property, plant and equipment, net	1,798.6	1,773.6
Goodwill and intangibles	11,510.5	12,005.5
Operating lease right-of-use assets	1,696.6	1,667.5
Other non-current assets	605.6	649.5
Long-term debt	(8,289.4)	(7,209.5)
Postretirement benefits other than pensions	(262.5)	(259.9)
Deferred income taxes	(953.2)	(1,114.7)
Long-term operating lease liabilities	(1,390.7)	(1,362.2)
Other long-term liabilities	(1,269.2)	(1,149.7)

Shareholders’ equity	$3,869.9	$3,747.5

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Depreciation	$66.1	$65.0	$132.6	$129.7
Capital expenditures	35.7	76.5	142.3	127.9
Cash dividends	122.7	105.0	245.6	209.8
Amortization of intangibles	77.4	78.1	155.5	156.9

Significant components of Other general (income) expense - net:
Provision for environmental related matters - net	$8.5	$6.7	$10.7	$7.3
(Gain) loss on sale or disposition of assets	(9.6)	0.5	(8.1)	(0.6)

Significant components of Other expense - net:
Domestic pension plan settlement expense				$32.4
Loss on extinguishment of debt			$21.3
Investment and royalty income	$(4.9)	$(0.8)	(2.6)	(5.6)
Net expense from banking activities	2.4	2.7	5.2	5.4
Foreign currency transaction related losses (gains)	6.5	(1.8)	10.4	(3.9)
Other (1)	2.4	0.4	(5.5)	(4.5)

Intersegment transfers:
Consumer Brands Group	$875.2	$981.0	$1,745.7	$1,773.8
Performance Coatings Group	44.3	30.3	76.3	58.8
The Americas Group

Store Count Data:
The Americas Group - net new stores	(19)	5	(17)	20
The Americas Group - total stores	4,741	4,716	4,741	4,716
Performance Coatings Group - net new branches				(1)
Performance Coatings Group - total branches	281	281	281	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.